Exhibit 99.2

1 Independent Drive

Jacksonville, Florida 32202

(904) 360-2525

MEMORANDUM

To:	All Staff

From:	Tim Payne
President and CEO

Date:	October 20, 2009

Re:	Today’s Announcement

Today, we announced that our company, MPS Group, has agreed to be acquired by Adecco Group, a leading staffing and HR solutions company based in Switzerland. (See attached press release.) Adecco Group is the world’s largest provider of such services, a Fortune Global 500 company with operations in over 60 countries. Adecco Group, which includes the Adecco Staffing, Ajilon, and Lee Hecht Harrison brands, is an industry leader in North America, and this acquisition is in alignment with their strategy to significantly enhance their position in the professional staffing market.

The acquisition still must be approved by our shareholders and by government regulators in the United States, United Kingdom and Europe. We anticipate that these steps will be completed some time in the first quarter of 2010, and if so the transaction will be finalized at that time. Until then, nothing will change.

Adecco Group is acquiring MPS Group because of the strength of our business units, the way we do business, and the talents of our people. Adecco Group plans to embrace, not change, the things that have made the MPS Group of companies so successful.

The acquisition of MPS Group represents a bold and positive move on the part of Adecco Group to become the clear leader in the North America professional staffing markets. The management of Adecco Group strongly believes that the MPS Group model of building a strong portfolio of specialty brands is the correct approach to the professional staffing business. You may have an initial concern that Adecco may choose to fold our specialized business units into their general staffing business, but Adecco told us this would not happen.

In some specialties, we have market overlap with Adecco’s current professional staffing business, and in other specialties we do not. I assure you that a great amount of time and care will be taken to integrate both companies’ business units in those cases where it makes good business sense. Where we do not have overlap, some of our businesses will represent net new market opportunities for Adecco. The focus will be on organizing ourselves in a fashion that will leave us poised for growth and opportunity as the economy continues to recover.

With this change, the key is that we all make sure we are not distracted from our primary mission of supporting our clients and driving new business.

Over the next several days, I will be working with the leadership of your business to prepare them to address your questions. In the meantime, we have anticipated several questions you may have:

1.	Why did Adecco want to acquire MPS Group?

MPS Group is one of the largest professional staffing firm in North America and has market-leading positions in specialties such as IT, engineering, legal, healthcare, accounting and workforce solutions. Adecco is an industry leader in North America, so the acquisition of MPS Group enhances its leadership position in the higher-margin professional staffing market.

2.	Why did MPS Group agree to be acquired by Adecco?

The MPS Group Board of Directors and MPS Group Executives have an obligation to look out for the best interests of the Company’s shareholders. Adecco offered $13.80 per share, a substantial premium to our recent stock price and historical weighted average price over a longer period of time. And, it is a very good multiple of both trailing and projected EBITDA (earnings before taxes, interest, depreciation, and amortization.) The Board felt that it was in the best interests of the shareholders to accept the offer made by Adecco. Additionally, the Board felt that the combination made good strategic sense for our employees and clients.

3.	Are there areas of MPS Group’s and Adecco’s North America businesses that overlap?

In some markets, we are in similar businesses, but neither company has dominant market share in these instances so there will be plenty of room to grow. In some specialty markets, such as healthcare staffing and IT solutions, there is very little overlap so these specialties represent new market opportunities for Adecco. The integration of the two companies will be done carefully over time and specific plans will be made available as they are determined.

4.	Will there be management changes in our business units as a result of this acquisition?

We do not anticipate management changes as a result of this transaction in the short run as the transaction will not become final until the first quarter of next year. As the deal progresses, we will outline specific plans for integrating our management in certain business units.

5.	Will my support services still be coming from Jacksonville?

Yes, there will be no changes in the near term. We anticipate that our Group Services team in Jacksonville will be an integral part of Adecco Group North America’s professional staffing operations.

6.	What if I get questions from investors or the media?

Please direct such questions to Tyra Tutor at Tyra.Tutor@MPSGroup.com or 904-360-2522.

I thank you all for the many contributions you have made to our success over the years. This is an exciting new chapter for us as we prepare to become part of the global leader in staffing and HR solutions.

Regards,

Tim

Additional Information and Where To Find It

In connection with the proposed merger, MPS Group will file a proxy statement with the Securities and Exchange Commission (“SEC”). Investors are urged to read the proxy statement when it becomes available because it will contain important information about the merger as well as other documents filed by MPS Group at the SEC’s Internet site, www.sec.gov. These documents can also be obtained for free from MPS Group’s Investor Relations web site (www.mpsgroup.com) or by calling 904-360-2500.

MPS Group and its directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information regarding MPS Group’s directors and executive officers is available in MPS Group’s proxy statement dated April 20, 2009, filed with the SEC. Additional information regarding the interests of participants of MPS Group will be included in the proxy statement to be filed with the SEC in connection with the merger.